Exhibit 10.11

AMENDMENTS TO ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. AMENDED AND RESTATED 1993 STOCK INCENTIVE PLAN (the “1993 Plan”)

1. Section 6(d) of the 1993 Plan hereby is amended to add the following at the end of the first sentence thereof:

“In addition, in lieu of paying the purchase price upon the exercise of a Nonqualified Option in cash or in Common Shares of the Company, a grantee of a Nonqualified Option may pay the purchase price of the shares subject to such Nonqualified Option by authorizing the Company to withhold whole Common Shares of the Company that would otherwise be delivered to the grantee, valued at their fair market value on the date of exercise, in an amount not in excess of the aggregate purchase price (or the portion thereof elected by the grantee); provided, however, that such authority to authorize the withholding of Common Shares shall only apply in connection with the exercise of Nonqualified Options prior to the consummation of the transactions contemplated by the Agreement and Plan of Merger dated as of March 17, 2008 by and among Misys plc, Misys Healthcare Systems, LLC, Allscripts Healthcare Solutions Inc. and Patriot Merger Company, LLC (the “Merger Agreement”). Any fraction of a Common Share that would be required for the payment of such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the grantee.”

2. Section 15 of the 1993 Plan hereby is amended to add the following sentence at the end thereof:

“A grantee may elect to satisfy the withholding requirement in connection with the exercise of a Nonqualified Option, in whole or in part, by authorizing the Company to withhold whole Common Shares of the Company that would otherwise be delivered to the grantee, valued at their fair market value on the date of exercise of such Nonqualified Option, not in excess of any applicable withholding taxes; provided, however, that the Common Shares of the Company to be withheld may not have an aggregate fair market value in excess of the amount determined by applying the minimum statutory rate; and provided further that such authority to authorize the withholding of Common Shares shall only apply in connection with the exercise of Nonqualified Options prior to the consummation of the transactions contemplated by the Merger Agreement. Any fraction of a Common Share that would be required to satisfy such withholding requirement shall be disregarded and the remaining amount due shall be paid in cash by the grantee.”

As adopted by the Board of Directors in August, 2008.